SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 30, 2009

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's other reports filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 8 - Other Events

Item 8.01 Other Events.

On December 30, 2009, George Karfunkel elected to purchase an additional 3,000,000 shares of common stock of our subsidiary OncoCyte Corporation for $2,000,000 in cash under the terms of a Stock Purchase Agreement.  Mr. Karfunkel now owns 6,000,000 shares of OncoCyte common stock, representing 26% of the outstanding shares of OncoCyte.  Mr. Karfunkel beneficially owns more than 10% of the outstanding common shares of BioTime.

The OncoCyte shares were sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).  As previously disclosed, OncoCyte has granted Mr. Karfunkel certain rights to have his OncoCyte shares registered for sale under the Securities Act after OncoCyte completes an initial public offering of its common stock.

We organized OncoCyte for the purpose of developing novel therapeutics for the treatment of cancer based on stem cell technology.  OncoCyte’s new therapeutic strategy and goal will be to utilize human embryonic stem cell technology to create genetically modified stem cells capable of homing to specific malignant tumors while carrying genes that can cause the destruction of the cancer cells.  There is no assurance that OncoCyte will be successful in developing any such new technology or stem cell products, or that any technology or products that may be developed will be proven safe and effective in treating cancer in humans or be successfully commercialized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: January 6, 2010	By /s/ Steven A. Seinberg
Chief Financial Officer